Exhibit 11
                             MULTIMEDIA, INC.

        Computation of Primary and Fully Diluted Earnings per Share


                                            Twelve Months Ended
                                    12/31/93     12/31/92      12/31/91
Primary

Net earnings applicable to
  common and common equivalent
  shares                          $99,850,000    60,504,000    48,397,000


Shares:
Weighted average number of
  common and common equivalent
  shares outstanding               38,374,000    37,593,000    37,253,000


Primary earnings per common
  and common equivalent shares    $      2.60          1.61          1.30


Fully Diluted

Net earnings applicable to
  common and common equivalent
  shares                          $99,850,000    60,504,000    48,397,000


Shares:
Weighted average number of
  common and common equivalent
  shares assuming ending
  market price                     38,422,000    37,673,000    37,281,000


Fully diluted earnings
  per share                       $      2.60          1.61          1.30

Prior years' shares and per share amounts have been retroactively adjusted to reflect the 3-for-1 stock split effected April 1991.